RESULTS OF PRE-CLINICAL INVESTIGATIONS OF CERAGENIX'S
NOVEL ANTIBIOTIC TO BE PRESENTED AT MAJOR INTERNATIONAL
SCIENTIFIC MEETING ON INFECTIOUS DISEASE.

(Denver, CO) Ceragenix Pharmaceuticals, Inc. ("Ceragenix") (OTCB:CGXP) today announced that five poster presentations on the efficacy of its Cationic Steroid Antbiotic ("CSA") technology have been accepted for presentation at the upcoming annual meeting of the American Society for Microbiology's Interscience Conference on Antimicrobial Agents and Chemotherapy ("ICAAC") to be held September 20-24th in New Orleans, Louisiana. The ICAAC annual meeting attracts over 12,000 physicians, researchers and other healthcare professionals from around the world to foster worldwide solutions to the problem of infectious disease.

           Ceragenix's CSA technology is a potential solution to the growing threat of multidrug-resistant bacterial infections. The CSAs are synthesized small molecules that mimic the activity of the much larger naturally occurring antimicrobial peptides, such as LL-37, which form part of the human body's innate immune system. Ceragenix is pursuing development of the CSAs for use in a topical preparation to control bacterial infections in burn victims and as a thin-film coating to prevent bacterial infection of in-dwelling medical devices such as urinary catheters, among other indications. The five poster presentations accepted for presentation at ICAAC are:

           Poster #3402: "Activity of a Novel Cationic Steroid Antimicrobial (CSA-13) Against Staphylococcus aureus and Bacterial Species Associated with Infection in Cystic Fibrosis Patients;"

           Poster # 3460: "Activity of a Novel Cationic Steroid Antimicrobial (CSA-13) Targeting Aerobic and Facultative Gram-negative Bacilli, Gram-Positive Anaerobes and Select Agent Surrogate Strains;"

           Poster #3398: "Thin Film Containing a Cationic Steroid Antibiotic Displays Bactericidal Activity;"

           Poster # 3467: "Topical Applications of Cationic Steroid Antimicrobial (CSA-13) in Treatment of Burn Wound Colonization by Pseudomonas aeruginosa in Burned Mice;" and

           Poster #554: "Kill Kinetics of CSA-13 and Comparators Against Staphylococci with Raised Glycopeptide MICs ."

           Steven Porter, Chairman and CEO of Ceragenix stated: "We are very pleased that all five poster presentations submitted by investigators to ICAAC have been accepted for presentation at this international conference. We would like to thank Drs. Bogdanovich and Appelbaum at the Hershey Medical Center for performing the kill kinetics analysis for Poster #554; Dr. El-Azizi at Southern Illinois University for his research and poster submission #3467; Drs. Ron Jones and Tom Fritsche of JMI Labs for their testing of CSA-13 in Posters # 3402 and 3460 and Dr. Henry F. Chambers (UCSF) for his overall guidance and for supplying clinical isolates of Community-Associated Methicillin Resistant Staphylococcus Aureus ("MRSA") for testing in Poster #3402. Our special thanks to Dr. Paul B. Savage at BYU who developed this promising technology and who contributed to all of these poster presentations. We look forward to sharing the results of these studies with the scientific community at the annual ICAAC meeting."

About Ceragenix

Ceragenix is a development-stage biopharmaceutical company focused on dermatology and infectious disease. Ceragenix's patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams -- EpiCeram(tm) and NeoCeram(tm) -- that form human-identical skin barriers. Defects in the skin's barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis, and other common skin disorders. The Company's patented Cationic Steroid Antibiotic (CSA) technology provides the basis for its novel antimicrobial medical device coating that may be attached to various medical devices to provide potentially long duration antimicrobial activity. Ceragenix also plans to develop CSAs for use as topical and systemic antibiotic therapies in the treatment of skin infections (MRSA), burn wound infections, eye infections, and other indications.

Forward-Looking Statements

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the company's planned products, the ability of the company to commercialize its planned products, market acceptance of the company's planned products, and the company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB, and 8-K. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.
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Contact:
     Ceragenix
     Steven Porter, 720-946-6440
     or
     CEOcast, Inc.
     Ed Lewis, 212-732-4300